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Exhibit 11.1:   Statement re:  Computation of Per Share Earnings.

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
                                                       Three Months Ended
                                                             March 31,
                                                       1999           1998
Basic:
  Average shares outstanding                         4,129,097      4,157,423
  Net Income                                        $  235,000     $  857,000
  Per share amount                                  $    .0569     $    .2061

Dilutive:
   Average shares outstanding                        4,129,097      4,157,423
   Net effect of dilutive stock options --
       based on the treasure stock method using
       period-end market price, if higher than
       average market price                          1,003,277      1,123,122
Assumed conversion of Class A convertible
      Preferred Stock                                  420,000        420,000
Total                                                5,552,374      5,700,545
Net Income                                          $  258,000     $  878,000
Per share amount                                    $    .0465     $    .1540
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